Exhibit 99.1

News from The Chubb Corporation

The Chubb Corporation 15 Mountain View Road • P.O. Box 1615 Warren, New Jersey 07061-1615 Telephone: 908-903-2000

FOR IMMEDIATE RELEASE

Chubb Reports Fourth Quarter Net Income per Share of $0.38;

Operating Income per Share Is $0.16; Combined Ratio Is 111.2%,

Including 29.7 Percentage Point Impact of Catastrophes

Net Income per Share for 2012 Is $5.69;

Operating Income per Share Is $5.23; Combined Ratio Is 95.3%

Including 9.6 Percentage Point Impact of Catastrophes

Company Expects 2013 Operating Income per Share

In Range of $6.40 to $6.80

WARREN, New Jersey, January 31, 2013 — The Chubb Corporation [NYSE: CB] today reported net income in the fourth quarter of 2012 of $102 million or $0.38 per share, compared to $452 million or $1.60 per share in the fourth quarter of 2011.

Operating income was $44 million or $0.16 per share in the fourth quarter of 2012, compared to $460 million or $1.63 per share in the corresponding quarter of 2011. The company defines operating income as net income excluding after-tax realized investment gains and losses.

Chubb’s results for the fourth quarter of 2012 were adversely affected by costs of $882 million before tax ($2.15 per share after-tax) related to Storm Sandy. This amount includes $829 million of losses net of reinsurance recoverable, as well as reinsurance reinstatement premium costs of $53 million. During the quarter, the company also had $6 million of favorable development of reserves for catastrophes that occurred before the fourth quarter of 2012, reducing the total impact of catastrophes in the fourth quarter of 2012 to $876 million before tax ($2.13 per share after-tax). In the fourth quarter of 2011, the impact of catastrophes was $11 million before tax ($0.03 per share after-tax).

Net written premiums for the fourth quarter declined 2% to $2.9 billion in 2012 from $3.0 billion in 2011. Premiums were down 2% in the U.S. and down 1% outside the U.S. (up 1% in local currencies). Excluding the effects of foreign currency translation and reinsurance reinstatement premiums related to Storm Sandy, premiums worldwide increased 1%.

The fourth quarter combined loss and expense ratio was 111.2% in 2012 and 89.9% in 2011. The impact of catastrophes on the combined ratio was 29.7 percentage points in the fourth quarter of 2012. The impact of catastrophes in the fourth quarter of 2011 was 0.4 points. Excluding the impact of catastrophes, the fourth quarter combined ratio was 81.5% in 2012 and 89.5% in 2011.

The expense ratio for the fourth quarter was 30.9% in 2012 and 30.6% in 2011.

Property and casualty investment income after taxes for the fourth quarter declined 6% to $296 million in 2012 from $316 million in 2011.

Net income for the fourth quarter of 2012 included net realized investment gains of $90 million before tax ($0.22 per share after-tax). Net income for the fourth quarter of 2011 reflected net realized investment losses of $12 million before tax ($0.03 per share after-tax).

During the fourth quarter of 2012, Chubb repurchased 369,900 shares of its common stock at a total cost of $28 million, or an average cost of $76.54 per share.

Average diluted shares outstanding for the fourth quarter were 266.8 million in 2012 and 282.2 million in 2011.

Book value per share was $60.45 at December 31, 2012 compared to $60.99 at the end of the third quarter and $56.15 at December 31, 2011.

“Storm Sandy took an enormous toll on millions of people in the Northeast region of the United States, including many of our customers,” said John D. Finnegan, Chairman, President and Chief Executive Officer. “Chubb’s claim organization and all of our employees responded with speed, empathy and fairness during and after this devastating event. Helping people recover from catastrophes is a key part of our business, and I am very proud of our employees for their role in helping our customers rebuild their lives and restore their homes and businesses,” he said.

“Although Storm Sandy had a severe impact on Chubb’s fourth quarter results,” said Mr. Finnegan, “the very strong underlying performance of our business units, reflected in our excellent 81.5% combined ratio excluding catastrophes, enabled us to generate an operating profit in the quarter. For the full year 2012, we are very pleased that we achieved $1.4 billion in operating income after-tax despite a catastrophe impact of over $1.1 billion before tax.”

Full Year Results

For the year ended December 31, 2012, net income was $1.5 billion or $5.69 per share, compared to $1.7 billion or $5.76 per share for the year ended December 31, 2011. Operating income totaled $1.4 billion in 2012 and $1.5 billion in 2011. Operating income per share increased to $5.23 in 2012 from $5.12 in 2011.

Net written premiums increased 1% to $11.9 billion in 2012 from $11.8 billion in 2011; excluding the effect of foreign currency translation, premiums increased 2%. Premiums were up 2% in the U.S. and down 3% outside the U.S. (up 1% in local currencies).

The combined ratio in 2012 was 95.3%, the same as in 2011. The impact of catastrophes accounted for 9.6 percentage points of the combined ratio in 2012 and 8.9 points in 2011. Excluding the impact of catastrophes, the combined ratio was 85.7% in 2012 and 86.4% in 2011.

The expense ratio for the year was 31.7% in 2012 and 31.5% in 2011.

Property and casualty investment income after taxes in 2012 declined 5% to $1.2 billion in 2012 from $1.3 billion in 2011.

Net income for 2012 included net realized investment gains of $193 million before tax ($0.46 per share after-tax). Net income for 2011 reflected net realized investment gains of $288 million before tax ($0.64 per share after-tax).

During 2012, Chubb repurchased 13.1 million shares of its common stock at a total cost of $935 million, or an average cost of $71.38 per share.

Average diluted shares outstanding were 271.4 million in 2012 and 291.4 million in 2011.

Fourth Quarter Operations Review

Chubb Personal Insurance (CPI) net written premiums increased 2% in the fourth quarter of 2012 to $1.0 billion. CPI’s combined ratio for the fourth quarter was 117.9% in 2012 and 86.9% in 2011. The impact of catastrophes on CPI’s combined ratio in the fourth quarter was 40.1 percentage points in 2012 and 1.6 points in 2011. Excluding the impact of catastrophes, the combined ratio for the fourth quarter was 77.8% in 2012 and 85.3% in 2011.

Homeowners net written premiums were up 1%, and the combined ratio was 131.3% (69.3% excluding the impact of catastrophes). Personal Automobile net written premiums increased 4%, and the combined ratio was 97.1%. Other Personal lines net written premiums were up 3%, and the combined ratio was 97.1%.

Chubb Commercial Insurance (CCI) net written premiums for the fourth quarter of 2012 declined 2% to $1.2 billion. The combined ratio for the quarter was 118.7% in 2012 and 93.2% in 2011. The impact of catastrophes on CCI’s combined ratio in the fourth quarter accounted for 36.8 points in 2012 compared to a positive impact of 0.4 percentage points in 2011. Excluding the impact of catastrophes, the combined ratio for the fourth quarter was 81.9% in 2012 and 93.6% in 2011.

In the U.S., average fourth quarter CCI renewal rates were up 8%, renewal premium retention was 83% and the ratio of new to lost business was 0.7 to 1.

Chubb Specialty Insurance (CSI) net written premiums declined 7% in the fourth quarter to $688 million. The combined ratio was 88.5%, compared to 89.8% in the fourth quarter of 2011.

Professional Liability (PL) net written premiums declined 5%, and PL had a combined ratio of 93.7%. In the U.S., average PL renewal rates were up 9%, renewal premium retention was 81% and the ratio of new to lost business was 0.6 to 1.

Surety net written premiums were down 15%, and the combined ratio was 51.4%.

2012 Operations Review

For the year ended December 31, 2012, Chubb Personal Insurance net written premiums increased 4% to $4.1 billion. CPI’s combined ratio was 94.4% in 2012 and 98.3% in 2011. The impact of catastrophes accounted for 13.7 percentage points of the combined ratio in 2012 and 13.1 points in 2011. Excluding the impact of catastrophes, the combined ratio was 80.7% in 2012 and 85.2% in 2011.

Homeowners net written premiums increased 3%, and the combined ratio was 94.2% (73.2% excluding the impact of catastrophes). Personal Automobile net written premiums were up 1%, and the combined ratio was 93.4%. Other Personal lines net written premiums increased 8%, and the combined ratio was 95.6%.

Chubb Commercial Insurance net written premiums for 2012 increased 2% to $5.2 billion. The combined ratio was 99.0% in 2012 and 99.3% in 2011. The impact of catastrophes accounted for 11.4 percentage points of the combined ratio in 2012 and 10.5 points in 2011. Excluding the impact of catastrophes, the combined ratio was 87.6% in 2012 and 88.8% in 2011.

In the U.S., average CCI renewal rates were up 8%, renewal premium retention was 84% and the ratio of new to lost business was 0.8 to 1.

Chubb Specialty Insurance net written premiums for 2012 declined 6% to $2.6 billion. The combined ratio was 91.3% in 2012 and 85.1% in 2011.

Professional Liability’s net written premiums were down 5%. PL had a combined ratio of 96.7%. In the U.S., average 2012 renewal rates for PL were up 7%, renewal premium retention was 83% and the ratio of new to lost business was 0.7 to 1.

Surety net written premiums declined 11%, and the combined ratio was 51.4%.

2013 Operating Income Guidance

Based on management’s current outlook, Chubb expects to achieve 2013 operating income per share in the range of $6.40 to $6.80.

This guidance assumes for the full year 2013:

•	An increase of 2% to 4% in net written premiums.

•	Catastrophe losses that have an impact of 4.0 percentage points on the combined ratio. The impact of each percentage point of catastrophe losses on operating income per share is approximately $0.30.

•	A combined ratio between 89% and 91%.

•	A decline of 7% to 9% in property and casualty investment income after taxes.

•	Approximately 260 million average diluted shares outstanding.

The guidance and related assumptions are subject to the risks outlined in the company’s forward-looking information safe-harbor statements (see below).

Webcast Conference Call to be Held Today at 5 P.M.

Chubb’s senior management will discuss the company’s fourth quarter performance with investors and analysts today, January 31st, at 5 P.M. Eastern Standard Time. The conference call will be webcast live on the Internet at http://www.chubb.com and archived later in the day for replay.

About Chubb

Since 1882, members of the Chubb Group of Insurance Companies have provided property and casualty insurance products to customers around the globe. These products are offered through a worldwide network of independent agents and brokers. The Chubb Group of Insurance Companies is known for financial strength, underwriting and loss-control expertise, tailoring products for the needs of high net worth individuals and commercial customers in niche markets and select industry segments, and outstanding claim service.

The Chubb Group of Insurance Companies is the marketing term used to describe several separately incorporated insurance companies under the common ownership of The Chubb Corporation. The Chubb Corporation is listed on the New York Stock Exchange (NYSE: CB) and, together with its subsidiaries, employs approximately 10,000 people throughout North America, Europe, Latin America, Asia and Australia. For more information regarding The Chubb Corporation, including a listing of the insurers in the Chubb Group of Insurance Companies, visit www.chubb.com.

Chubb’s Supplementary Investor Information Report has been posted on its Internet site at http://www.chubb.com.

All financial results in this release and attachments are unaudited.

For further information contact:	Investors:	Glenn A. Montgomery (908) 903-2365

	Media:	Mark E. Greenberg (908) 903-2682

Definitions of Key Terms

Operating Income:

Operating income, a non-GAAP financial measure, is net income excluding after-tax realized investment gains and losses. Management uses operating income, among other measures, to evaluate its performance because the realization of investment gains and losses in any given period is largely discretionary as to timing and can fluctuate significantly, which could distort the analysis of trends.

Underwriting Income (Loss):

Management evaluates underwriting results separately from investment results. The underwriting operations consist of four separate business units: personal insurance, commercial insurance, specialty insurance and reinsurance assumed. Performance of the business units is measured based on statutory underwriting results. Statutory accounting principles applicable to property and casualty insurance companies differ in certain respects from generally accepted accounting principles (GAAP). Under statutory accounting principles, policy acquisition and other underwriting expenses are recognized immediately, not at the time premiums are earned. Statutory underwriting income (loss) is arrived at by reducing premiums earned by losses and loss expenses incurred and statutory underwriting expenses incurred.

Management uses underwriting results determined in accordance with GAAP, among other measures, to assess the overall performance of the underwriting operations. To convert statutory underwriting results to a GAAP basis, certain policy acquisition expenses are deferred and amortized over the period in which the related premiums are earned. Underwriting income (loss) determined in accordance with GAAP is defined as premiums earned less losses and loss expenses incurred and GAAP underwriting expenses incurred.

Property and Casualty Investment Income After Income Tax:

Management uses property and casualty investment income after income tax, a non-GAAP financial measure, to evaluate its investment results because it reflects the impact of any change in the proportion of tax exempt investment income to total investment income and is therefore more meaningful for analysis purposes than investment income before income tax.

Book Value per Common Share with Available-for-Sale Fixed Maturities at Amortized Cost:

Book value per common share represents the portion of consolidated shareholders’ equity attributable to one share of common stock outstanding as of the balance sheet date. Consolidated shareholders’ equity includes, as part of accumulated other comprehensive income (loss), the after-tax appreciation or depreciation, including unrealized other-than-temporary impairment losses, of the Corporation’s available-for-sale fixed maturities, which are carried at fair value. The appreciation or depreciation of available-for-sale fixed maturities is subject to fluctuation due to changes in interest rates and therefore could distort the analysis of trends. Management believes that book value per common share with available-for-sale fixed maturities at amortized cost, a non-GAAP financial measure, is an important measure of the underlying equity attributable to one share of common stock.

Combined Loss and Expense Ratio or Combined Ratio:

The combined loss and expense ratio, expressed as a percentage, is the key measure of underwriting profitability. Management uses the combined loss and expense ratio calculated in accordance with statutory accounting principles applicable to property and casualty insurance companies to evaluate the performance of the underwriting operations. It is the sum of the ratio of losses and loss expenses to premiums earned (loss ratio) plus the ratio of statutory underwriting expenses to premiums written (expense ratio) after reducing both premium amounts by dividends to policyholders.

Net Written Premiums Growth (Decrease) Excluding the Impact of Foreign Currency Translation, Net Written Premiums Growth (Decrease) Excluding the Impact of Reinsurance Reinstatement Premiums, Net Written Premiums Growth (Decrease) Excluding the Impact of Foreign Currency Translation and Reinsurance Reinstatement Premiums:

Management uses net written premiums growth (decrease) excluding the impact of foreign currency translation, net written premiums growth (decrease) excluding the impact of reinsurance reinstatement premiums, and net written premiums growth (decrease) excluding the impact of foreign currency translation and reinsurance reinstatement premiums, non-GAAP financial measures, to evaluate the trends in net written premiums, exclusive of the effect of fluctuations in exchange rates between the U.S. dollar and the currencies in which international business is transacted and/or the effect of reinsurance reinstatement premiums. The impact of foreign currency translation is excluded as exchange rates may fluctuate significantly and the effect of fluctuations could distort the analysis of trends. When excluding the impact of foreign currency translation, management uses the same exchange rate to translate each foreign currency denominated net written premium amount in both periods. The impact of reinsurance reinstatement premiums related to a major catastrophe event such as Storm Sandy are excluded as these reinsurance reinstatement premiums are infrequent and could distort the analysis of trends. When excluding the impact of reinsurance reinstatement premiums, net written premiums are increased by the amount of reinsurance reinstatement premiums recognized in the period.

FORWARD-LOOKING INFORMATION

In this press release, the conference call identified above and otherwise, we may make statements regarding our results of operations, financial condition and other matters that are “forward-looking statements” as that term is defined in the Private Securities Litigation Reform Act of 1995 (PSLRA). These forward-looking statements are made pursuant to the safe harbor provisions of the PSLRA and include statements regarding management’s 2013 operating income per share guidance and related assumptions. Forward-looking statements frequently can be identified by words such as “believe,” “expect,” “anticipate,” “intend,” “plan,” “will,” “may,” “should,” “could,” “would,” “likely,” “estimate,” “predict,” “potential,” “continue,” or other similar expressions. Forward-looking statements are made based upon management’s current expectations and beliefs concerning trends and future developments and their potential effects on Chubb. These statements are not guarantees of future performance. Actual results may differ materially from those suggested by forward-looking statements as a result of risks and uncertainties, which include, among others, those discussed or identified from time to time in Chubb’s public filings with the Securities and Exchange Commission and those associated with:

•	global political, economic and market conditions, particularly in the jurisdictions in which we operate and/or invest, including:

—	changes in credit ratings, interest rates, market credit spreads and the performance of the financial markets;

—	currency fluctuations;

—	the effects of inflation;

—	changes in domestic and foreign laws, regulations and taxes;

—	changes in competition and pricing environments;

—	regional or general changes in asset valuations;

—	the inability to reinsure certain risks economically; and

—	changes in the litigation environment;

•	the effects of the outbreak or escalation of war or hostilities;

•	the occurrence of terrorist attacks, including any nuclear, biological, chemical or radiological events;

•

premium pricing and profitability or growth estimates overall or by lines of business or geographic area, and related expectations with respect to the timing and terms of any required regulatory approvals;

•	adverse changes in loss cost trends;

•	our ability to retain existing business and attract new business at acceptable rates;

•	our expectations with respect to cash flow and investment income and with respect to other income;

•	the adequacy of our loss reserves, including:

—	our expectations relating to reinsurance recoverables;

—	the willingness of parties, including us, to settle disputes;

—	developments in judicial decisions or regulatory or legislative actions relating to coverage and liability, in particular, for asbestos, toxic waste and other mass tort claims;

—	development of new theories of liability;

—	our estimates relating to ultimate asbestos liabilities; and

—	the impact from the bankruptcy protection sought by various asbestos producers and other related businesses;

•	the availability and cost of reinsurance coverage;

•

the occurrence of significant weather-related or other natural or human-made disasters, particularly in locations where we have concentrations of risk or changes to our estimates (or the assessments of rating agencies and other third parties) of our potential exposure to such events;

•

the impact of economic factors on companies on whose behalf we have issued surety bonds, and in particular, on those companies that file for bankruptcy or otherwise experience deterioration in creditworthiness;

•

the effects of disclosures by, and investigations of, companies relating to possible accounting irregularities, practices in the financial services industry, investment losses or other corporate governance issues, including:

—	the effects on the capital markets and the markets for directors and officers and errors and omissions insurance;

—	claims and litigation arising out of actual or alleged accounting or other corporate malfeasance by other companies;

—	claims and litigation arising out of practices in the financial services industry;

—	claims and litigation relating to uncertainty in the credit and broader financial markets; and

—	legislative or regulatory proposals or changes;

•

the effects of changes in market practices in the U.S. property and casualty insurance industry arising from any legal or regulatory proceedings, related settlements and industry reform, including changes that have been announced and changes that may occur in the future;

•

the impact of legislative, regulatory and similar developments on our business, including those relating to terrorism, catastrophes, the financial markets, solvency standards, capital requirements and accounting guidance;

•	any downgrade in our claims-paying, financial strength or other credit ratings;

•	the ability of our subsidiaries to pay us dividends; and

•	our ability to implement management’s strategic plans and initiatives.

Chubb assumes no obligation to update any forward-looking information set forth in this document, which speak as of the date hereof.

THE CHUBB CORPORATION

SUPPLEMENTARY FINANCIAL DATA

(Unaudited)

	Periods Ended December 31
	Fourth Quarter		Twelve Months
	2012	2011	2012	2011
	(in millions)
PROPERTY AND CASUALTY INSURANCE
Underwriting
Net Premiums Written	$2,908	$2,965	$11,870	$11,758
Decrease (Increase) in Unearned Premiums	19	(20)	(32)	(114)

Premiums Earned	2,927	2,945	11,838	11,644

Losses and Loss Expenses	2,343	1,741	7,507	7,407
Operating Costs and Expenses	897	905	3,756	3,695
Decrease (Increase) in Deferred Policy Acquisition Costs	12	7	(3)	(63)
Dividends to Policyholders	7	8	30	31

Underwriting Income (Loss)	(332)	284	548	574

Investments
Investment Income Before Expenses	373	398	1,518	1,598
Investment Expenses	8	7	36	36

Investment Income	365	391	1,482	1,562

Other Income (Charges)	4	(3)	10	21

Property and Casualty Income	37	672	2,040	2,157

CORPORATE AND OTHER	(64)	(58)	(237)	(246)

CONSOLIDATED OPERATING INCOME (LOSS) BEFORE INCOME TAX	(27)	614	1,803	1,911

Federal and Foreign Income Tax (Credit)	(71)	154	383	420

CONSOLIDATED OPERATING INCOME	44	460	1,420	1,491

REALIZED INVESTMENT GAINS (LOSSES) AFTER INCOME TAX	58	(8)	125	187

CONSOLIDATED NET INCOME	$102	$452	$1,545	$1,678

PROPERTY AND CASUALTY INVESTMENT INCOME AFTER INCOME TAX	$296	$316	$1,204	$1,265

	Periods Ended December 31
	Fourth Quarter		Twelve Months
	2012	2011	2012	2011
OUTSTANDING SHARE DATA
(in millions)
Average Common and Potentially Dilutive Shares	266.8	282.2	271.4	291.4
Actual Common Shares at End of Period	261.8	272.5	261.8	272.5

DILUTED EARNINGS PER SHARE DATA
Operating Income	$.16	$1.63	$5.23	$5.12
Realized Investment Gains (Losses)	.22	(.03)	.46	.64

Net Income	$.38	$1.60	$5.69	$5.76

Effect of Catastrophes	$(2.13)	$ (.03)	$(2.73)	$(2.30)

	Dec. 31 2012	Dec. 31 2011
		(As Adjusted)
BOOK VALUE PER COMMON SHARE	$60.45	$56.15

BOOK VALUE PER COMMON SHARE,
with Available-for-Sale Fixed Maturities at Amortized Cost	53.80	50.37

Book value per common share at December 31, 2011 has been adjusted to reflect the adoption of new guidance issued by the Financial Accounting Standards Board related to the accounting for costs associated with acquiring or renewing insurance contracts. The adoption of this guidance decreased shareholders’ equity by $273 million as of December 31, 2011. The effect of the adoption of the new guidance on net income for the twelve months ended December 31, 2012 and December 31, 2011 was not material.

PROPERTY AND CASUALTY UNDERWRITING RATIOS

PERIODS ENDED DECEMBER 31

	Fourth Quarter		Twelve Months
	2012	2011	2012	2011
Losses and Loss Expenses to Premiums Earned	80.3%	59.3%	63.6	63.8%
Underwriting Expenses to Premiums Written	30.9	30.6	31.7	31.5

Combined Loss and Expense Ratio	111.2%	89.9%	95.3%	95.3%

Effect of Catastrophes on Combined Loss and Expense Ratio	29.7%	0.4%	9.6%	8.9%

PROPERTY AND CASUALTY LOSSES AND LOSS EXPENSES COMPONENTS

PERIODS ENDED DECEMBER 31

	Fourth Quarter		Twelve Months
	2012	2011	2012	2011
	(in millions)
Paid Losses and Loss Expenses	$1,889	$2,108	$6,816	$7,046
Increase (Decrease) in Unpaid Losses and Loss Expenses	454	(367)	691	361

Total Losses and Loss Expenses	$2,343	$1,741	$7,507	$7,407

The increase in unpaid losses and loss expenses for both the fourth quarter and the twelve months ended 2012 includes $620 million related to Storm Sandy.

PROPERTY AND CASUALTY PRODUCT MIX

QUARTERS ENDED DECEMBER 31

	Net Premiums Written
	2012		2011	% Increase (Decrease)
	Total	Excluding Storm Sandy Reinstatement Premiums	Total	Total	Excluding Storm Sandy Reinstatement Premiums
	(in millions)

Personal Insurance
Automobile	$172	$172	$165	4%	4%
Homeowners	614	639	605	1	6
Other	228	228	221	3	3

Total Personal	1,014	1,039	991	2	5

Commercial Insurance
Multiple Peril	279	284	284	(2)	—
Casualty	393	393	392	—	—
Workers’ Compensation	225	225	198	14	14
Property and Marine	308	331	358	(14)	(8)

Total Commercial	1,205	1,233	1,232	(2)	—

Specialty Insurance
Professional Liability	613	613	648	(5)	(5)
Surety	75	75	88	(15)	(15)

Total Specialty	688	688	736	(7)	(7)

Total Insurance	2,907	2,960	2,959	(2)	—

Reinsurance Assumed	1	1	6	*	*

Total	$2,908	$2,961	$2,965	(2)	—

	Combined Loss and Expense Ratios
	2012	2011

Personal Insurance
Automobile	97.1%	93.3%
Homeowners	131.3	82.3
Other	97.1	94.7
Total Personal	117.9	86.9

Commercial Insurance
Multiple Peril	103.9	81.8
Casualty	93.8	91.8
Workers’ Compensation	89.3	95.5
Property and Marine	184.2	102.2
Total Commercial	118.7	93.2

Specialty Insurance
Professional Liability	93.7	96.1
Surety	51.4	47.0
Total Specialty	88.5	89.8

Total Insurance	111.6	90.2

Reinsurance Assumed	*	*

Total	111.2	89.9

*	The change in net premiums written and the combined loss and expense ratios are no longer presented for Reinsurance Assumed since this business is in runoff.

PROPERTY AND CASUALTY PRODUCT MIX

TWELVE MONTHS ENDED DECEMBER 31

	Net Premiums Written
	2012		2011	% Increase (Decrease)
	Total	Excluding Storm Sandy Reinstatement Premiums	Total	Total	Excluding Storm Sandy Reinstatement Premiums
	(in millions)

Personal Insurance
Automobile	$691	$ 691	$682	1%	1%
Homeowners	2,554	2,579	2,477	3	4
Other	880	880	818	8	8

Total Personal	4,125	4,150	3,977	4	4

Commercial Insurance
Multiple Peril	1,119	1,124	1,136	(2)	(1)
Casualty	1,641	1,641	1,639	—	—
Workers’ Compensation	1,014	1,014	860	18	18
Property and Marine	1,400	1,423	1,416	(1)	—

Total Commercial	5,174	5,202	5,051	2	3

Specialty Insurance
Professional Liability	2,273	2,273	2,388	(5)	(5)
Surety	295	295	332	(11)	(11)

Total Specialty	2,568	2,568	2,720	(6)	(6)

Total Insurance	11,867	11,920	11,748	1	1

Reinsurance Assumed	3	3	10	*	*

Total	$11,870	$11,923	$11,758	1	1

	Combined Loss and Expense Ratios
	2012	2011

Personal Insurance
Automobile	93.4%	94.4%
Homeowners	94.2	100.2
Other	95.6	95.7
Total Personal	94.4	98.3

Commercial Insurance
Multiple Peril	93.7	101.5
Casualty	92.1	87.9
Workers’ Compensation	93.7	93.2
Property and Marine	115.0	114.7
Total Commercial	99.0	99.3

Specialty Insurance
Professional Liability	96.7	89.9
Surety	51.4	49.1
Total Specialty	91.3	85.1

Total Insurance	95.7	95.6

Reinsurance Assumed	*	*

Total	95.3	95.3

*	The change in net premiums written and the combined loss and expense ratios are no longer presented for Reinsurance Assumed since this business is in runoff.